Exhibit 99.1
LEXICON ENTERS INTO LOAN FACILITY WITH OXFORD FINANCE
FOR UP TO $150 MILLION TO SUPPORT PLANNED
COMMERCIALIZATION OF SOTAGLIFLOZIN

The Woodlands, Texas, March 17, 2022 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) today announced it entered into a loan facility with Oxford Finance LLC that provides up to $150 million in borrowing capacity designed primarily to support commercial preparations and the potential launch of sotagliflozin in heart failure.

“This loan facility provides us with access to a committed source of funding to support commercial preparations and the potential launch of sotagliflozin in heart failure along with substantial financial flexibility as we approach the planned resubmission of our New Drug Application for sotagliflozin in heart failure and expected topline results from two Phase 2 proof-of-concept studies of LX9211 in neuropathic pain,” said Jeffrey L. Wade, Lexicon’s president and chief financial officer.

The loan facility consists of up to four tranches, each maturing in March 2027. An initial $25 million tranche was funded at closing. The second $25 million tranche is available for draw at Lexicon’s option prior to August 31, 2022 contingent upon the acceptance of filing by the U.S. Food and Drug Administration of Lexicon’s planned resubmission of its application for U.S. regulatory approval of sotagliflozin for heart failure. The third $50 million tranche is available for draw at Lexicon’s option prior to June 30, 2023 contingent upon U.S. regulatory approval of sotagliflozin for heart failure. The final $50 million tranche is available for draw, at Lexicon’s option and subject to Oxford’s consent, at any time prior to the expiration of a three or four-year interest-only payment period.

The loan facility carries a floating interest rate equal to the 30-day U.S. Dollar LIBOR plus 7.90%, with a floor not less than 8.01%.

In connection with the initiation of the facility and first tranche funding, Lexicon granted Oxford a warrant to purchase 420,673 shares of Lexicon’s common stock at an exercise price of $2.08 per share, exercisable through March 17, 2027. Upon funding of the second and third tranches, Lexicon will grant Oxford warrants to purchase additional shares of its common stock having a value equal to 1.75% and 0.875%, respectively, of each such tranches. Each warrant will have an exercise price equal to an average closing price of the shares prior to the warrant’s grant and will be exercisable for a five-year period.

Lexicon’s obligations under the loan facility are secured by a first lien security interest in all of the assets of Lexicon and its subsidiaries and are subject to customary affirmative and negative covenants, including a financial covenant relating to net sales of sotagliflozin following regulatory approval.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. Since 2002, Oxford has originated approximately $8.8 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices in California (San Diego, Palo Alto, and Los Angeles), and the greater Boston and New York City metropolitan areas. For more information, visit www.oxfordfinance.com.

About Sotagliflozin

Discovered using Lexicon’s unique approach to gene science, sotagliflozin is an investigational oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Sotagliflozin is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy, but has not yet been commercially launched.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of sotagliflozin, LX9211 and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, successfully commercialize any products for which it obtains regulatory approval, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com